EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use, in this Offering Statement on Form 1-A, of our Independent Auditors’ Report dated May 1, 2024, related to the financial statements of Concreit Fund I LLC as of December 31, 2023 and 2022, and for the years then ended. We also consent to the reference to us under the heading “Experts” in such Offering Statement

Newport Beach, California

August 9, 2024